Exhibit 99

GORMAN-RUPP REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Mansfield, Ohio – April 23, 2026 – The Gorman-Rupp Company (NYSE: GRC) reports financial results for the first quarter ended March 31, 2026.

First Quarter 2026 Highlights

•
Net sales of $176.6 million increased 7.7%, or $12.7 million, compared to the first quarter of 2025
•
Record net income of $17.8 million, or $0.68 per share, compared to net income of $12.1 million, or $0.46 per share, for the first quarter of 2025
•
Incoming orders of $187.5 million increased 5.5%, or $9.7 million, compared to the first quarter of 2025 with backlog increasing to $247.9 million at March 31, 2026

Net sales for the first quarter of 2026 were $176.6 million compared to net sales of $163.9 million for the first quarter of 2025, an increase of 7.7%, or $12.7 million. The increase was driven by volume growth as well as pricing increases. Sales increased in the majority of our markets, including increases of $6.3 million in the construction market due to increased demand in mining and sales of rental equipment, $4.4 million in the agriculture market due to broad based improvement across Fill-Rite's sale channels, $3.5 million in the industrial market due to increased domestic investment, $2.9 million in the municipal market due to increased water and wastewater projects related to infrastructure investment, and $1.7 million in the OEM market due to increased demand related to data centers. These increases were partially offset by a sales decrease of $5.5 million in the fire suppression market primarily due to reduced international shipments. Sales also decreased $0.3 million in the petroleum market and $0.3 million in the repair market.

Gross profit was $57.4 million for the first quarter of 2026, resulting in gross margin of 32.5%, compared to gross profit of $50.3 million and gross margin of 30.7% for the same period in 2025. The 180 basis point increase in gross margin was driven by a 100 basis point improvement in labor and overhead leverage from increased sales and an 80 basis point improvement in cost of material due in part to favorable product mix.

Selling, general and administrative (“SG&A”) expenses were $26.8 million and 15.2% of net sales for the first quarter of 2026 compared to $25.1 million and 15.3% of net sales for the same period in 2025. SG&A expenses increased due to higher advertising expenses related to trade show activity as well as increased freight out costs driven by increased sales.

Operating income was $27.5 million for the first quarter of 2026, resulting in an operating margin of 15.6%, compared to operating income of $22.1 million and an operating margin of 13.5% for the same period in 2025. The 210 basis point increase in operating margin was driven by improved leverage on labor, overhead, and SG&A expenses due to increased sales and favorable product mix.

Interest expense was $5.0 million for the first quarter of 2026 compared to $6.2 million for the same period in 2025. The decrease in interest expense was due primarily to a decrease in outstanding debt.

The Company's effective tax rate for the first quarter of 2026 was 19.8% compared to 21.9% for the first quarter of 2025. The decrease in the effective tax rate was driven by a favorable discrete adjustment recorded during the first quarter of 2026. The Company expects the effective tax rate for the full year 2026 to be between 22.0% and 23.0%.

Net income was $17.8 million, or $0.68 per share, for the first quarter of 2026 compared to net income of $12.1 million, or $0.46 per share, in the first quarter of 2025.

Adjusted EBITDA1 was $35.5 million and 20.1% of sales for the first quarter of 2026 compared to $29.7 million and 18.1% of sales for the first quarter of 2025.

Incoming orders for the first quarter of 2026 were $187.5 million, an increase of 5.5%, or $9.7 million, compared to the same period in 2025. The Company’s backlog of orders was $247.9 million at March 31, 2026 compared to $217.8 million at March 31, 2025 and $244.0 million at December 31, 2025.

Net cash provided by operating activities for the first quarter of 2026 was $22.0 million compared to $21.1 million for the same period in 2025. The increase in cash provided by operating activities in 2026 was primarily due to increased net income partially offset by increased working capital for the three month period ended March 31, 2026 compared to the same period last year. Capital expenditures for the first quarter of 2026 were $4.3 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2026 are presently planned to be approximately $22.0 - $24.0 million. Total debt decreased $15.0 million during the first three months of 2026.

Scott A. King, President and CEO, commented, “We delivered a strong start to 2026, with solid sales growth, meaningful margin expansion, and record earnings. Our results reflect the impact of pricing actions, a favorable product mix, improved leverage across labor, overhead, and SG&A, and efficient execution across our operations. Demand remained broad‑based across most of our end markets with incoming order volumes supporting sales growth and increasing our backlog, which we believe positions us well for the remainder of the year. We also generated strong operating cash flow and reduced debt during the quarter. As we move forward, we remain focused on disciplined execution, investing appropriately in the business, and delivering long-term profitable growth."

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

(1) Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted EBITDA is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude non-cash LIFO2 expense. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. Further, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which LIFO method they may elect. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations and liquidity from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided below is a reconciliation of Adjusted EBITDA to its corresponding GAAP financial measures, which includes a description of actual adjustments made in the current period and the corresponding prior period.

(2) LIFO Inventory Method

The majority of the Company’s inventories are valued on the last-in, first-out (LIFO) method and stated at the lower of cost or market. Current cost approximates replacement cost, or market, and LIFO cost is determined at the end of each fiscal year based on inventory levels on-hand at current replacement cost and a LIFO reserve. The Company uses the simplified LIFO method, under which the LIFO reserve is determined utilizing the inflation factor specified in the Producer Price Index for Machinery and Equipment – Pumps, Compressors and Equipment, as published by the U.S. Bureau of Labor Statistics. Interim LIFO calculations are based on management’s estimate of the expected year-end inflation index and, as such, are subject to adjustment each quarter. When inflation increases, the LIFO reserve and non-cash expense increase.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, retention of supplier and customer relationships and key employees, and the ability to service and repay indebtedness. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) growth through acquisitions; (4) the Company’s indebtedness and how it may impact the Company’s financial condition and the way it operates its business; (5) impairment in the value of intangible assets, including goodwill; (6) defined benefit pension plan settlement expense; (7) LIFO inventory method; and (8) family ownership of common equity; and general risk factors including (9) continuation of the current and projected future business environment; (10) highly competitive markets; (11) availability and costs of raw materials and labor; (12) cybersecurity threats; (13) artificial intelligence risk and challenges that can impact our business; (14) compliance with, and costs related to, a variety of import and export laws and regulations; (15) the impact of U.S. trade policy, including resulting tariffs; (16) environmental compliance costs and liabilities; (17) exposure to fluctuations in foreign currency exchange rates; (18) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (19) changes in our tax rates and exposure to additional income tax liabilities; and (20) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2026	2025
Net sales	$176,593	$163,948
Cost of products sold	119,234	113,616
Gross profit	57,359	50,332
Selling, general and administrative expenses	26,802	25,107
Amortization expense	3,080	3,100
Operating income	27,477	22,125
Interest expense	(4,967)	(6,203)
Other income (expense), net	(258)	(386)
Income before income taxes	22,252	15,536
Provision for income taxes	4,412	3,408
Net income	$17,840	$12,128
Earnings per share	$0.68	$0.46
Average number of shares outstanding	26,339,240	26,246,848

The Gorman-Rupp Company

Condensed Consolidated Balance Sheets (Unaudited)

	(unaudited)
(Dollars in thousands)	March 31, 2026	December 31, 2025
Assets
Cash and cash equivalents	$29,855	$35,083
Accounts receivable, net	102,053	88,378
Inventories, net	95,920	96,457
Prepaid and other	11,334	13,776
Total current assets	239,162	233,694
Property, plant, and equipment	134,005	134,131
Other assets	21,856	22,192
Goodwill and other intangible assets, net	466,877	470,038
Total assets	$861,900	$860,055
Liabilities and equity
Accounts payable	$32,221	$25,885
Current portion of long-term debt	—	23,125
Accrued liabilities and expenses	49,301	49,602
Total current liabilities	81,522	98,612
Pension benefits	4,871	5,149
Postretirement benefits	25,161	24,803
Long-term debt, net of current portion	292,765	284,406
Other long-term liabilities	31,977	32,362
Total liabilities	436,296	445,332
Shareholders' equity	425,604	414,723
Total liabilities and shareholders' equity	$861,900	$860,055

The Gorman-Rupp Company

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(Dollars in thousands)	2026	2025
Cash flows from operating activities:
Net income	$17,840	$12,128
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,993	6,963
LIFO expense	1,316	995
Pension expense	522	696
Stock based compensation	1,177	1,048
Amortization of debt issuance fees	295	295
Other	(436)	(489)
Changes in operating assets and liabilities:
Accounts receivable, net	(13,979)	(5,359)
Inventories, net	(1,409)	(231)
Accounts payable	6,490	2,408
Commissions payable	(536)	2,471
Deferred revenue and customer deposits	2,930	(1,548)
Income taxes	4,244	2,608
Accrued expenses and other	(2,921)	589
Benefit obligations	(539)	(1,474)
Net cash provided by operating activities	21,987	21,100
Cash flows from investing activities:
Capital additions	(4,258)	(3,020)
Other	127	19
Net cash used for investing activities	(4,131)	(3,001)
Cash flows from financing activities:
Cash dividends	(4,999)	(4,852)
Treasury share repurchases	(2,649)	(1,141)
Payments to banks for borrowings	(15,000)	(14,625)
Other	(30)	(30)
Net cash used for financing activities	(22,678)	(20,648)
Effect of exchange rate changes on cash	(406)	176
Net increase (decrease) in cash and cash equivalents	(5,228)	(2,373)
Cash and cash equivalents:
Beginning of period	35,083	24,213
End of period	$29,855	$21,840

The Gorman-Rupp Company

Non-GAAP Financial Information

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Adjusted EBITDA:
Reported net income –GAAP basis	$17,840	$12,128
Interest expense	4,967	6,203
Provision for income taxes	4,412	3,408
Depreciation and amortization expense	6,993	6,963
Non-GAAP earnings before interest, taxes, depreciation and amortization	34,212	28,702
Non-cash LIFO expense	1,316	995
Non-GAAP adjusted EBITDA	$35,528	$29,697